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                         NATIONAL TOBACCO COMPANY, L.P.,
                         a Delaware limited partnership


                                       and


              LANCASTER LEAF TOBACCO COMPANY OF PENNSYLVANIA, INC.

--------------------------------------------------------------------------------

                           THIRD AMENDED AND RESTATED
                       PURCHASING AND PROCESSING AGREEMENT

--------------------------------------------------------------------------------




                            Dated as of June 25, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

STATEMENT OF BACKGROUND ...................................................    1

ARTICLE I - DEFINITIONS ...................................................    2
         1.01. Certain Definitions ........................................    2

ARTICLE II - TOBACCO PURCHASE AND STORAGE .................................    5
         2.01. Tobacco Purchases ..........................................    5
               (a) Right and Obligation to Purchase .......................    5
               (b) Condition to Purchase Obligation and Right .............    5
               (c) Tobacco for Company Affiliates .........................    6
               (d) Waivers Are Limited ....................................    6
         2.02. Tobacco Storage ............................................    6
         2.03. Company's Commitment for Lancaster's Purchases .............    7
         2.04. Price and Payment Terms ....................................    7
         2.05. Obligation to Insure .......................................    7
         2.06. Disclaimer of Warranties ...................................    8
         2.07. Ownership of Tobacco .......................................    8

ARTICLE III - PROCESSING ..................................................    8
         3.01. Processing Commitment and Agreement ........................    8
               (a) Exclusive Processing Right and Obligation ..............    8
               (b) Early Termination ......................................    9
               (c) Renewal and Termination ................................   11
               (d) Exceptions to Exclusive Processing For Company
                   Affiliates .............................................   12
               (e) Processing on Termination of Agreement .................   12
         3.02. Inspection; Control ........................................   13
         3.03. Delivery of Processed Tobacco ..............................   13
         3.04. Processing Rates ...........................................   14
               (a) Rates ..................................................   14
               (b) Modification of Rates ..................................   14
         3.05. Carrying Charges ...........................................   14
               (a) Billing ................................................   14
               (b) Payment Required as a Condition of Delivery ............   14
         3.06. Finance Charges ............................................   14
         3.07. Payment for Processed Tobacco ..............................   15
         3.08. Release of Security Agreements .............................   15


ARTICLE IV - CERTAIN CONDITIONS ...........................................   16
         4.01. Deliveries at Closing ......................................   16
         4.02. Additional Conditions Precedent to Lancaster
               Obligations ................................................   16
         4.03. Conditions Precedent to Company Obligations ................   17



                                       (i)

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF LANCASTER ...................   17
         5.01. Organization and Good Standing .............................   17
         5.02. Authority ..................................................   18
         5.03. Validity of Documents ......................................   18
         5.04. Litigation .................................................   18
         5.05. Financial Condition ........................................   18

ARTICLE VI - REPRESENTATIONS AND WARRANTIES BY COMPANY ....................   19
         6.01. Organization and Good Standing .............................   19
         6.02. Authority ..................................................   19
         6.03. No Violations ..............................................   19
         6.04. Validity of Documents ......................................   20
         6.05. Litigation .................................................   20
         6.06. Solvency ...................................................   20
         6.07. Disclosure .................................................   20
         6.08. No Default .................................................   20

ARTICLE VII - COVENANTS OF LANCASTER ......................................   21
         7.01. Confidentiality ............................................   21
         7.02. Lancaster's Employees ......................................   21
         7.03. Access to Premises .........................................   21
         7.04. Insurance ..................................................   21
         7.05. Tobacco Storage ............................................   22
         7.06. Tobacco Purchasing and Processing ..........................   22

ARTICLE VIII - COVENANTS OF COMPANY .......................................   22
         8.01. Financial Information ......................................   22
         8.02. Existence ..................................................   23
         8.03. Insurance ..................................................   23
         8.04. Notice of Default or Change of Condition ...................   23
         8.05. Additional Documents .......................................   23

ARTICLE IX - DEFAULT ......................................................   23
         9.01. Events of Default ..........................................   23
         9.02. Waivers ....................................................   25


ARTICLE X - MISCELLANEOUS .................................................   25
         10.01. Force Majeure .............................................   25
         10.02. Entire Agreement ..........................................   26
         10.03. Notices, Etc ..............................................   26
         10.04. Applicable Law ............................................   28
         10.05. Consent to Jurisdiction and Waiver of Service .............   28
         10.06. Product Liability and Indemnity ...........................   28
         10.07. Execution in Counterparts .................................   29
         10.08. Binding Effect; Assignment ................................   30
         10.09. Severability of Provisions, Etc ...........................   30

         10.10. Captions ..................................................   30
         10.11. Recovery of Expenses After Default ........................   30

                                      (ii)

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         10.12. Lancaster Expenses ........................................   31
         10.13. Rules of Construction .....................................   31


                                      (iii)

                           THIRD AMENDED AND RESTATED
                       PURCHASING AND PROCESSING AGREEMENT


     THIS THIRD AMENDED AND RESTATED PURCHASING AND PROCESSING AGREEMENT is made by and between NATIONAL TOBACCO COMPANY, L.P., a Delaware limited partnership (the "Company"), and LANCASTER LEAF TOBACCO COMPANY OF PENNSYLVANIA, INC., a Virginia corporation qualified to do business in Pennsylvania ("Lancaster").

                             STATEMENT OF BACKGROUND

     In January, 1988, the Company was formed by its management team and Shearson Lehman Brothers, Inc. ("Shearson") to acquire the smokeless tobacco division of Lorillard, Inc. ("Lorillard"), which was accomplished in April, 1988. As part of that transaction Lancaster financed on behalf of the Company the acquisition of Lorillard's inventory, and as part of that transaction entered into an Agreement for (i) Financing Purchase of Tobacco Inventory, (ii) storage of Tobacco, (iii) Purchase of Tobacco to meet Processing Requirements, and (iv) Processing Tobacco dated April 26, 1988 (the "Original Lancaster Agreement").

     As part of recapitalizations and refinancings in 1992 and 1996, the Company and Lancaster restated and amended in its entirety the Original Lancaster Agreement in accordance with amended and restated agreements dated as of April 14, 1992 (the "Amended Lancaster Agreement") and May 17, 1996 (the "Second Amended Lancaster Agreement"), respectively. The Company is again recapitalizing and refinancing (the "1997 Recapitaliza tion") as part of its acquisition of the stock of NATC Holding USA, Inc., a Delaware corporation (the "Zig Zag(R) Acquisition"). Part of the Company's 1997 Recapitalization involves the Company purchasing from Lancaster the Tobacco owned and financed by Lancaster for the Company's use, and Lancaster releasing the security interests previously granted to Lancaster by the Company to secure the financing by Lancaster of its Tobacco purchases. In connection therewith, the Company and Lancaster have agreed to amend and restate in its entirety the Second Amended Lancaster Agreement.

     THEREFORE, with the foregoing Statement of Background being incorporated into this Agreement by reference, it is agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01. Certain Definitions. In addition to the words and terms defined elsewhere in this Agreement, the words and terms defined in this Section 1.01,

whenever used and whether or not beginning with initial capital letters in this Agreement, shall, unless the context requires otherwise, have the respective meanings specified in this Section 1.01.

     "Accumulated carrying charges", with reference to Tobacco, means the cost charged by Lancaster associated with or for purchasing, financing, storing, transporting, insuring, and otherwise dealing with or handling Tobacco.

     "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition of "Affiliate", the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, ownership of partnership equity, by contract or otherwise.

     "Agreement" means this Third Amended and Restated Purchasing and Processing Agreement and the Exhibits and Schedules attached to and made a part of this Agreement, if any, as modified and supplemented and in effect from time to time.

     "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of Pennsylvania, New York or Kentucky shall not be regarded as a Business Day.

     "By-products" means stems, veins and siftings that are removed from the tobacco leaf and/or foreign tobacco strips while the tobacco is being processed into a final strip form prior to manufacture into a consumer product.

     "Closing" means June 25, 1997, the date of execution and delivery of this Agreement and of the documents and instruments delivered in connection with the 1997 Recapitalization and the closing of the Zig Zag(R) Acquisition.

     "Company" means National Tobacco Company, L.P., a Delaware limited partnership, and its successors.

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     "Crop Year" means the approximately annual period, generally from December
1 through November 30, in which Lancaster purchases (i) domestic tobacco and
(ii) foreign tobacco, and is generally designated by Lancaster with reference to the year in which the first purchases of newly harvested domestic tobacco are made. For example, the 1995 Crop Year includes the domestic tobacco purchased in December, 1995, and January-March, 1996, as well as any other domestic or foreign tobacco purchased prior to Lancaster purchasing the domestic tobacco grown in the summer of 1996 and harvested in the fall of 1996.

     "Default" means an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Dollars" and the symbol "$" means lawful money of the United States of

America.

     "Event of Default" or "Events of Default" shall have the meaning set forth in Section 9.01.

     "Governing Documents" means for the purposes of Article VI, in the case of
(a) a partnership, its partnership agreement, as amended to date, and (b) a corporation, its certificate or articles of incorporation and bylaws, as amended to date.

     "Index" means the Consumer Price Index (1982 - 84 = 100) as published by the United States Bureau of Labor Statistics for Philadelphia, Pennsylvania, in the category "All Items" (or similar successor index).

     "Industry" means the loose leaf tobacco industry.

     "Lancaster" means Lancaster Leaf Tobacco Company of Pennsylvania, Inc., a Virginia corporation, and its successors.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

     "North Atlantic Trading" means North Atlantic Trading Acquisition Company, Inc., a Delaware corporation. North Atlantic Trading will change its name following the Zig-Zag(R) Acquisition to North Atlantic Trading Company, Inc. North Atlantic Trading is the sole limited partner of the Company.

     "NTFC" means National Tobacco Finance Corporation, a Delaware corporation, which, contemporaneously with the Zig-Zag(R) Acquisition will be a wholly-owned subsidiary of North Atlantic Trading. NTFC is the sole general partner of the Company.

     "Person" means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

     "Prime Rate" means the rate of interest periodically defined and established by Crestar Bank, Richmond, Virginia, or such other bank or other entity which is a principal provider of financing to Lancaster, as its "prime rate", as designated by Lancaster. A determination by Lancaster from time to time of the Prime Rate shall be conclusive absent manifest error.

     "Processed Tobacco" means leaf tobacco and unprocessed foreign strips from which the middle stem and other associated material is removed from the lamina to form a strip ready for the final stages of manufacturing into a consumer product.

     "Purchase Price", with reference to Tobacco, shall have the meaning set forth in Section 2.04.

     "Termination Fee" has the meaning set forth in Section 3.01(b)(3) of this Agreement.

     "Tobacco" means domestic and foreign leaf tobacco, unprocessed and processed strips (including Processed Tobacco), and By-products.

                                   ARTICLE II

                          TOBACCO PURCHASE AND STORAGE

     2.01. Tobacco Purchases.

     (a) Right and Obligation to Purchase. Subject to the provisions of this Agreement, the Company agrees that for the term ending November 30, 2006, or such longer term as provided for herein with respect to renewal or as otherwise mutually agreed from time to time, Lancaster will, at the Company's request, have the right and, to the extent provided below, the obligation, to purchase all of the Tobacco required by the Company and its Affiliates, subject as to any Affiliate of the Company, only, the requirement that Lancaster (directly or through Affiliates of Lancaster) is in the business of processing Tobacco of the type required by such Company Affiliate.

     (b) Condition to Purchase Obligation and Right. Lancaster's obligations to purchase Tobacco are conditioned upon the general availability in the marketplace of Tobacco of the types and quantities which the Company has requested Lancaster to purchase in quantities sufficient to meet the needs of the Company and Lancaster's other customers. In the event Lancaster is unable to purchase sufficient quantities of domestic or foreign tobacco to meet the needs of the Company and Lancaster's other customers, the Company agrees and acknowledges that Lancaster will provide for the Company an appropriate proportionate amount (as determined by Lancaster after discussion with the Company) of the Tobacco which the Company has requested and which Lancaster is able to buy. In any Crop Year during the term of this Agreement, if Lancaster is unable to purchase sufficient quantities of a particular type of Tobacco requested by the Company, and Lancaster is unable to obtain a sufficient quantity of alternative Tobacco which satisfies the needs of the Company in the reasonable exercise of the judgment of the Company which is of comparable type to the Tobacco requested by the Company for such Crop Year, then, to the extent of the deficit of the requested Tobacco for such Crop Year, the Company may purchase from other sources for processing by Lancaster the amount of the requested Tobacco that Lancaster was unable to supply in that Crop Year.

     (c) Tobacco for Company Affiliates. The Company and North Atlantic Trading hereby guaranty the obligations of each Company Affiliate to pay for Tobacco in accordance with the terms of this Agreement. If and to the extent that any Affiliate of the Company acquired in the future is bound by contractual obligations existing at the time such entity becomes an Affiliate of the Company that cannot be terminated with the reasonable best efforts (not requiring the payment of any material premiums or material penalties) of the Company or the Affiliate which require that such Affiliate purchase its Tobacco requirements elsewhere, such contractual requirements may be honored, but shall not be extended or renewed. Further, if the newly acquired Affiliate of the Company has at the time of acquisition an internal purchasing organization in place, the Affiliate may continue to purchase such Affiliate's Tobacco needs through its own internal organization, so long as such purchases are consistent with prior practices, and so long as any Tobacco purchases are only for the Affiliate's requirements and products, and not the Company's or any other Company Affiliate's requirements or products.

     (d) Waivers Are Limited. Any waiver of any of the requirements of this
Section 2.01 by Lancaster or the Company shall be for the specific event or for the specific time in question only, and such waiver or refusal in any case shall not constitute a waiver of the provisions and requirements of this Section 2.01 for any subsequent event or year, unless otherwise specifically stated in such waiver.

     2.02. Tobacco Storage. The Company agrees that all Tobacco now or hereafter owned by or for the benefit of the Company and its Affiliates (subject to the exceptions as to any Company Affiliate's Tobacco set forth in Section 2.01(c)), or, to the extent permitted by this Agreement, purchased for the Company's or any Company Affiliate's benefit by any other Person, shall be stored in facilities under Lancaster's control, unless specifically agreed to the contrary by Lancaster. Lancaster will, in accordance with Lancaster's standard business practices, (i) keep the Company's Tobacco segregated from any Tobacco or Tobacco products owned by Lancaster or any other Person, (ii) clearly mark and identify the Tobacco owned by the Company as the Company's property, and (iii) take such steps as reasonably requested by the Company to perfect a security interest in the Company's Tobacco in favor of the Company's secured note holders and lenders as is consistent with Industry standards. Lancaster shall handle the Company's Tobacco in Lancaster's storages, subject to the Company's right of inspection during normal business hours, in a manner consistent with Lancaster's practices for handling its customers' Tobacco in general.

     2.03. Company's Commitment for Lancaster's Purchases. Lancaster will confirm in writing the Company's or the Company's Affiliate's request for Tobacco purchases with respect to type and amount of Tobacco. Lancaster's confirmation will constitute the Company's (or its Affiliate's) binding commitment to pay Lancaster for the purchased Tobacco, when invoiced, which will be, in general, following receipt by Lancaster of the purchased Tobacco in Lancaster, Pennsylvania. Lancaster will invoice the Company or its Affiliate for purchased Tobacco based on the provisions set forth in Section 2.04 and, to the extent applicable, Section 3.01(b). The Company agrees that until Lancaster receives written notice to the contrary, it may rely on any order or confirmation for Tobacco purchases from any one of Thomas F. Helms, Jr., David
I. Brunson, Alan Minsterketter, or Raymond B. Orlandi as the binding commitment of the Company.

     2.04. Price and Payment Terms. The Company will pay to Lancaster, from time to time, those fees and charges invoiced by Lancaster for purchasing, transporting, insuring, storing, processing and otherwise dealing with or handling all Tobacco for the benefit of the Company or any Affiliate of the Company, based on the pricing determined by Lancaster and communicated to the Company in writing (the "Purchase Price"), subject to and in accordance with this Section 2.04, Sections 3.04 through 3.07, inclusive, and, to the extent applicable, Section 3.01, in immediately available funds promptly upon receipt of, and in accordance with, Lancaster's invoices.

     2.05. Obligation to Insure. The Company is not obligated to insure or cause to be insured the Company's and the Company's Affiliates' Tobacco. Nonetheless, the Company has requested and Lancaster has agreed, at its initial expense, and subject to the provisions of Section 7.04 of this Agreement, which are incorporated herein, to insure all Tobacco purchased for the benefit of the Company or any Affiliate of the Company until such Tobacco is shipped to the Company F.O.B. Lancaster.

     2.06. Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPLICITLY SET FORTH IN THIS AGREEMENT, LANCASTER DOES NOT MAKE AND HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ANY TOBACCO HERETOFORE OR HEREAFTER PURCHASED. EXCEPT AS SPECIFICALLY PROVIDED TO THE CONTRARY HEREIN, LANCASTER SHALL NOT BE LIABLE TO THE COMPANY OR ANY AFFILIATE OF THE COMPANY FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER.

     2.07. Ownership of Tobacco. All Tobacco purchased for the Company or any Company Affiliate from time to time by Lancaster is and shall remain at all times the sole and exclusive property of Lancaster until such time as Lancaster has received payment of Lancaster's invoice for such purchased Tobacco. Upon payment of Lancaster's invoice for the purchased Tobacco, title to the invoiced Tobacco shall pass to the Company or the Company's Affiliate, as appropriate. Any provision of this Agreement to the contrary notwithstanding, Lancaster's obligation to purchase, process, sell and deliver any Tobacco to or at the direction of the Company or any Affiliate of the Company is expressly subject to the Company's compliance with the terms and conditions of this Agreement.

                                   ARTICLE III

                                   PROCESSING


     3.01. Processing Commitment and Agreement.

     (a) Exclusive Processing Right and Obligation. Subject to the provisions of
Section 3.01(b) and 10.01, Lancaster shall continue to have the sole and exclusive right to process all Tobacco for the Company and the Company Affiliates, for a term ending on November 30, 2006, subject as to any Company Affiliate only, to (i) the exceptions set forth in Sections

2.01(c) and 3.01(d), and (ii) Lancaster, directly or through Affiliates of Lancaster, being in the business of processing Tobacco of the type required by such Company Affiliate. Subject to the provisions of this Agreement, Lancaster will process all Tobacco required by the Company and its Affiliates during the period of this Agreement in accordance with any reasonable written specifications or requirements furnished by the Company or such Company Affiliate to Lancaster. The Company agrees that Lancaster may rely on oral modifications, changes, amendments or directions with respect to processing the Company's and any Company Affiliate's Tobacco requirements received from Raymond
B. Orlandi or Alan Minsterketter, or other individuals from time to time designated by the Company or such Company Affiliate in writing, notwithstanding that such oral modifications or changes may contradict the Company's or any Company Affiliate's existing written specifications (provided that any modifications or changes which will increase Lancaster's processing costs and the Company's or Company Affiliate's charges shall be agreed upon), and that Lancaster shall be fully protected and indemnified in relying upon such oral representations.

     (b) Early Termination.

     (1) Permitted Termination; Exclusive Reason. Subject to the provisions of
Section 9.01 (providing for Events of Default by Company and certain remedies), Lancaster's right and obligation to process Tobacco for the Company and its Affiliates on an exclusive basis may be terminated by the Company in the event of Lancaster's materially uncompetitive pricing as hereafter set forth in this
Section 3.01(b), but only after compliance with the provisions of such Section.

     (2) Materially Uncompetitive Pricing. Any provision of this Agreement to the contrary notwithstanding, if in any twelve-month period from July 1 to June 30, (A) Lancaster's pricing to the Company for Processed Tobacco is demonstratively proven by the Company to be materially uncompetitive with other dealers in the business of processing Tobacco for the Industry who (i) produce a finished product of comparable quality and yield with Lancaster's, and (ii) have provided estimates at normal and customary Industry pricing levels (and for this purpose the Company shall have obtained and provided to Lancaster at least two
(2) written offers from independent dealers in the Industry to provide Processed Tobacco, all of which are significantly lower than Lancaster's pricing), and (B) Lancaster refuses to reduce its processing fees to the Company to be competitive with (but not necessarily equal to) the highest of such independent dealer's written offers made at normal and customary Industry pricing levels, and (C) as a result of Lancaster's higher processing fees the Company can demonstrate through information compiled by the Company and reviewed by its independent outside auditors that, as a result of such cost differential, its financial performance will be materially adversely affected, then the Company may terminate this Agreement by giving Lancaster at least sixty (60) days' prior written notice of intent to do so, if during such sixty (60) day period Lancaster does not cure the failure to reduce its processing rates as provided in clause B of this Section 3.01(b)(2), subject to Lancaster's right, at its option, to process Tobacco on hand in accordance with the provisions of Section 3.01(e).

     (3) Termination Fee.

     (A) Except for termination pursuant to Section 3.01(b)(4), if this Agreement is terminated prior to expiration of its term for any reason whatsoever except in connection with Section 3.01(b)(2) (dealing with termination in the event of materially uncompetitive pricing), the Company shall pay a fee (the "Termination Fee") to Lancaster in the amount of $5,000,000. The Termination Fee will be increased as of each January 1 starting January 1, 1997, by the percentage increase in the Index from the prior January to the applicable January. If such termination occurs after January 1, 2003, the Termination Fee of $5,000,000, as adjusted, will continue to increase by the percentage increase in the Index for each year, but after giving effect to such increase will be reduced for each year thereafter starting with the year 2003 by the following percentages:


                                                     For Example Only, Proforma
               Reduction to                          Termination Fee (Subject
               Original Termination                  to Increases by the
Year           Fee (as increased)                    Index not Included Here)
----           ------------------                    ------------------------

2003                             25%                         $3,750,000
2004                             50%                         $2,500,000
2005                             75%                         $1,250,000
2006                            100%                             $0

     (B) The Company and Lancaster agree that the Termination Fee provided for herein constitutes liquidated damages; is in lieu of actual damages, the proof of which would be difficult and time consuming; was the result of commercial negotiations between the parties intended to approximate actual damages to Lancaster; and does not constitute a penalty.

     (4) Sale as Going Concern.


     The Company will use its best efforts (not requiring the payment of any material premium or material penalty) in the event of sale of all or substantially all of the assets of the Company as a going concern to cause this Agreement to be assumed and reaffirmed by the successor owners of the Company. If all Accumulated Carrying Charges are paid at the

Closing of such transaction, and if the Company and the acquiror of the Company's assets reaffirm and agree to be bound by the terms and conditions of this Agreement, no Termination Fee shall be due or payable solely as a result of such sale.

     Notwithstanding the foregoing or anything else in this Agreement to the contrary, upon the sale of all or substantially all of the assets of the Company, or upon the acquisition by a person or entity (other than an existing partner or stockholder of the Company as of the date hereof) of a majority of the voting stock or voting equity interests issued by the Company having the right to elect members to the Board of Directors of the Company, Lancaster may, at its option, elect to terminate this Agreement in its entirety, in which event neither Lancaster nor the Company shall be further obligated under this Agreement, except with respect to Lancaster's right to process pursuant to
Section 3.01(e), and the Company's obligation to pay for, the Company's and Company's Affiliates' Tobacco on hand as of the date of termination, as set forth in Section 3.01(e), and the obligation of the Company to pay the Purchase Price for the Company's and the Company's Affiliates' Tobacco. If Lancaster elects to terminate this Agreement because of the sale of all or substantially all of the Company's assets or such acquisition of voting stock or voting equity interests as provided above, and no Event of Default exists or will exist with the passage of time, Lancaster will, subject to the compliance by the Company with the provisions of this Agreement, process the Tobacco on hand as of the date of termination.

     (c) Renewal and Termination. Unless terminated earlier in accordance with
Section 3.01(b) or Section 9.01, this Agreement for purchasing and processing Tobacco shall continue for a term ending on November 30, 2006, and shall automatically renew thereafter for successive additional annual terms unless either party shall have given the other party one (1) year's prior written notice of intent to terminate this Agreement. Upon demand by Lancaster after the expiration or earlier termination of this Agreement, the Company shall pay to Lancaster, by wire transfer or other payment method acceptable to Lancaster, the Purchase Price and, if payable pursuant to Section 3.01(b), the Termination Fee, as communicated by Lancaster to the Company; provided, however, that, in the event this Agreement is terminated by the Company in accordance with Section 3.01(b)(2) because of Lancaster's materially uncompetitive pricing, and Lancaster, in connection with such termination, elects to continue processing Tobacco in accordance with Section 3.01(e), then payment for such Tobacco shall be made by the Company in accordance with Section 3.07.

     (d) Exceptions to Exclusive Processing For Company Affiliates. Notwithstanding the foregoing (except for Section 2.01(c)), with respect to any Affiliate of the Company, Lancaster may at its option from time to time, decline to process Tobacco for a Company Affiliate, in which event it shall notify the Company thereof. If Lancaster elects not to process Tobacco for a Company Affiliate for any reason other than as permitted by this Agreement, such Company Affiliate shall be entitled to enter into such other agreements as it deems reasonable with respect to purchasing and processing of such Company Affiliate's (but only such Company Affiliate's) Tobacco. Further, to the extent that any newly acquired Company Affiliate is bound by contractual obligations existing at the time of acquisition by the Company that cannot be terminated with the reasonable best efforts of the Company or the Company Affiliate and which require such Company Affiliate's Tobacco be processed by another Person, such contractual requirements may be honored as to the Company Affiliate's Processed Tobacco, but not extended or renewed. Further, if the newly acquired Company Affiliate at the time of acquisition processes its own Tobacco in the Company Affiliate's facilities, such Company Affiliate may continue to process its own Tobacco requirements at its own facilities, so long as such processing is consistent with prior practices, and so long as the Company Affiliate processes solely its own Tobacco for its own requirements and products.

     (e) Processing on Termination of Agreement. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated for any reason whatsoever, including the expiration of the term hereof, any default or breach, the payment of the Termination Fee under Section 3.01(b)(3), or for any other reason, then, notwithstanding such termination, Lancaster shall be entitled, at its option, to process so much of, up to all, the Company's and the Company's Affiliate's Tobacco held by Lancaster as of the date of termination of this Agreement as Lancaster may elect, in accordance with the pricing and payment terms of this Agreement, prior to the Company or any Company Affiliate processing or permitting the processing of any Tobacco by the Company or any Person other than Lancaster (except as permitted by Section 3.01(d)); and, if necessary, the Company will purchase through Lancaster, subject to the terms of this Agreement, such additional Tobacco as may be required to meet the Company's or the Company's Affiliate's, as the case may be, blend or mix requirements in connection with such processing by Lancaster.

     3.02. Inspection; Control. Lancaster agrees that during such periods of time as it is storing or processing any Tobacco for the benefit of the Company or any Company Affiliate, it will permit representatives of the Company upon any of Lancaster's facilities engaged in such storage or processing during normal business hours for the purpose of observing the storage or production of unprocessed and Processed Tobacco and for determining the specifications or requirements appropriate to the type of Tobacco delivered to Lancaster for processing. The Company and its representatives shall have no right to direct or control any of the employees of Lancaster, all of whom shall remain at all times under the direction and control of Lancaster.

     3.03. Delivery of Processed Tobacco. Upon completion of the production process, and upon payment in accordance with this Agreement, Lancaster shall deliver Processed Tobacco F.O.B. at Lancaster's factory door to any carrier selected by the Company for transportation to the destinations designated by the Company, in the amounts and upon the dates specified by the Company. The Processed Tobacco will be free and clear of liens and encumbrances created by Lancaster. Prior to loading, the Processed Tobacco shall be packed by Lancaster in appropriate containers as provided by the Company and in accordance with the Company's instructions. Lancaster, at its initial expense, shall be obligated to load the Processed Tobacco upon the carrier's means of transportation. The Company shall provide all appropriate packing materials.

     3.04. Processing Rates.

     (a) Rates. The charges payable by the Company to Lancaster for Lancaster's handling and processing of Tobacco for 1997 are attached hereto as Schedule I.

     (b) Modification of Rates. Lancaster reserves the right from time to time to modify and increase its processing rates and service fees and charges, if Lancaster's costs with respect to purchasing, storing, transporting, insuring, processing, or otherwise dealing with Tobacco, or with respect to Lancaster's plant and employees, increase; provided, however, that Lancaster will not increase its charges to the Company unless Lancaster increases or seeks to increase its charges, in general, to substantially all of its customers. Any increase in charges shall be effective as of the effective date announced by Lancaster, and will be reflected in an amended Schedule I hereto.

     3.05. Carrying Charges.

     (a) Billing. Lancaster will bill the Company quarter-annually for Accumulated Carrying Charges, or in other installments mutually agreeable to Lancaster and the Company, in amounts as computed by Lancaster. The Company will pay Lancaster on account of such billed Accumulated Carrying Charges within fifteen (15) days of when billed in immediately available funds.

     (b) Payment Required as a Condition of Delivery. The Company acknowledges that as a condition of shipping Processed Tobacco to the Company, the Company shall not be delinquent in the payment of any invoiced Tobacco or billed

Accumulated Carrying Charges or other charges.

     3.06. Finance Charges. Finance charges will be computed on the cost of all Tobacco purchases until the Purchase Price for such Tobacco is paid by the Company (as described in Sections 2.03 and 2.04), and on Accumulated Carrying Charges and other charges until paid at a varying rate per annum equal to the Prime Rate plus 1%, in accordance with Lancaster's normal and customary procedures and in accordance with the terms hereafter set forth. The finance charges will be based on Lancaster's determination of the Prime Rate for each day, and by reference to Lancaster's records as to the Tobacco and amount of charges to which the interest rate will apply, computed on actual days elapsed using a year of 365/366 days.

     3.07. Payment for Processed Tobacco. The Company shall, prior to the date any Processed Tobacco requested by the Company is delivered to the Company's carrier, pay in full Lancaster's invoice for such Processed Tobacco, in accordance with the provisions of Sections 3.04 through 3.07, inclusive, Section
2.04 and, to the extent applicable, Section 3.01. Notwithstanding the foregoing sentence, if Lancaster should ever waive such payment requirement and elect in its sole discretion to deliver Processed Tobacco to or for the benefit of the Company prior to receiving full payment of Lancaster's invoice for such Processed Tobacco (including outstanding invoices for purchased Tobacco and for Accumulated Carrying Charges), the Company shall make payment immediately upon and in accordance with Lancaster's demand for payment. Lancaster may in its discretion from time to time refuse to deliver Tobacco until all outstanding invoices relating to any Tobacco or Accumulated Carrying Charges are paid in full.

     3.08. Release of Security Agreements. Lancaster hereby releases and terminates all of its right, title and interest in, to and under the property and assets of the Company in which it was granted a security interest pursuant to the Security Agreements (as defined in the Second Amended Lancaster Amendment) and hereby terminates such Security Agreements. Lancaster hereby agrees to execute and deliver to the Company, at the Company's expense, such instruments, notices, releases or certificates as the Company may reasonably request to more fully effectuate the foregoing terminations and releases, including, without limitation, all documents necessary to release the liens on, and security interests in, all United States Trademark Registrations (and all other intellectual property filing releases) filed in the United States Patent and Trademark Office with respect to the Company. Lancaster authorizes the Company and its agents to file the Uniform Commercial Code Form UCC-3 termination statements and Release and Reassignment referred to in Schedule II hereto in the appropriate jurisdictions.

                                   ARTICLE IV


                               CERTAIN CONDITIONS

     4.01. Deliveries at Closing. At Closing, there shall be or have been delivered to Lancaster, in form satisfactory to Lancaster:

     (a) counterparts of this Agreement duly executed and delivered by the Company and North Atlantic Trading;

     (b) satisfactory opinions of Weil, Gotshall & Manges, special counsel to the Company, as to the power and authority of the Company to enter into this Agreement; its due authorization, execution and delivery; and the validity and binding effect and enforceability hereof;

     (c) by wire transfer of immediately available funds to Lancaster's account designated by Lancaster, the following:

          (i) the Purchase Price, as calculated by Lancaster, of the Tobacco, Accumulated Carrying Charges, Lancaster's fees and expenses in connection with this transaction, and the fees and expenses of Lancaster's counsel; and

          (ii) the Deferred Financing Fee of $250,000 as contemplated by Section
     4.06 of the Second Amended Agreement; and

     (d) such other documents, certificates and instruments as Lancaster or its counsel deems necessary or appropriate.

     4.02. Additional Conditions Precedent to Lancaster Obligations. The obligation of Lancaster to perform its obligations under this Agreement is further conditioned upon:

     (a) all legal details and proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to Lancaster and its counsel; and

     (b) the absence of any Default or Event of Default; and

     (c) the simultaneous closing on the 1997 Recapitalization and the Zig Zag(R) Acquisition, and the execution and delivery of the documents and instruments contemplated by each thereof.

     4.03. Conditions Precedent to Company Obligations. The obligation of the Company to perform its obligations under this Agreement is conditioned upon:

     (a) The execution and delivery by Lancaster of this Agreement;


     (b) The simultaneous closing by the Company and all other parties on the 1997 Recapitalization and the Zig Zag(R) Acquisition;

     (c) The delivery by Lancaster at Closing of such documents and instruments, including (A) the Forms UCC-3 Termination Statements and (B) the Release and Reassignment, as identified on Schedule II hereto, as (i) the Company may reasonably require to satisfy, at Company expense, all recorded liens held by Lancaster on the Company's assets; and (ii) as any other senior secured note holder or lender, with the Company, may reasonably request in connection with terminating Lancaster's liens on Company assets and perfecting in favor of such Person liens in their favor thereon; and

     (d) the delivery by Lancaster to the Company for cancellation of the original PIK Notes (as defined in the Second Amended Lancaster Agreement), which are the only Notes outstanding under the Second Amended Lancaster Agreement.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF LANCASTER

     Lancaster represents and warrants to the Company:

     5.01. Organization and Good Standing. Lancaster (i) is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia,
(ii) is in good standing under the laws of the Commonwealths of Virginia and Pennsylvania, and each other jurisdiction, if any, in which it is required to be registered as a foreign corporation and where failure to qualify would have a material adverse effect on the business or properties of Lancaster, and (iii) has all the necessary power and authority to own its properties and to carry on its business as now conducted and as presently proposed to be conducted.

     5.02. Authority. The execution, delivery and performance by Lancaster of this Agreement have been duly authorized by all necessary action on its part. The execution, delivery and performance by Lancaster of this Agreement does not violate any order, writ, judgment, injunction, decree, determination or award presently in effect and having application to Lancaster, or any provision of its Articles of Incorporation or Bylaws, as amended to date, and will not result in any breach of or constitute a default under any term of any indenture, loan or credit agreement, or other agreement, lease or instrument to which Lancaster is a party or by which Lancaster may be bound.

     5.03. Validity of Documents. This Agreement is the legal, valid and binding obligation of Lancaster, and is enforceable against Lancaster in accordance with its terms.

     5.04. Litigation. There are no actions, suits or proceedings pending, or to the knowledge of Lancaster, threatened against or affecting Lancaster, or any of its assets or properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Lancaster, would have a material adverse effect on the financial condition, operations or properties of Lancaster, or upon the ability of Lancaster to perform its obligations under this Agreement.

     5.05. Financial Condition. Lancaster (i) is in sound financial condition,
(ii) has all necessary financial resources required to perform its obligations under this Agreement, and (iii) will maintain sufficient resources, financial and otherwise, to enable it to perform its obligations under this Agreement.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES BY COMPANY

     The Company represents and warrants to Lancaster at Closing and as of the date of the requested purchase of any Tobacco for the Company or any Company Affiliate by Lancaster that:

     6.01. Organization and Good Standing. (i) The Company is a limited partnership, and NTFC and North Atlantic Trading are each corporations, each of which is duly organized and validly existing under the laws of the State of Delaware, (ii) the Company, North Atlantic Trading, and NTFC are each in good standing under the laws of those jurisdictions where they are required to be qualified to do business and where the failure to qualify would have a material adverse effect on the business or properties of each of them, and (iii) the Company, North Atlantic Trading and NTFC each have all the necessary power and authority to own its properties and to carry on its business as now conducted and as presently proposed to be conducted.

     6.02. Authority. The execution, delivery and performance by the Company, North Atlantic Trading, and NTFC of this Agreement are within the respective authority of each of them and have been duly authorized by all necessary action on each of their part.

     6.03. No Violations. The execution, delivery and performance by the Company, North Atlantic Trading, and NTFC of this Agreement does not violate any law or regulation of the United States, any state or any subdivision thereof or any agency of the United States, or any order, writ, judgment, injunction, decree, determination or award presently in effect and having application to any of them, or any provision of any of their Governing Documents, and will not result in any breach of or constitute a default under, or result in the creation or imposition of any lien or charge upon any property of the Company, North Atlantic Trading, or NTFC pursuant to any term of any indenture, loan or credit agreement, or other agreement, lease or instrument to which any of them is a party or by which any of them may be bound or to which any of their properties may be subject. The Company, North Atlantic Trading and NTFC are not in default under any such indenture, agreement, lease or instrument.

     6.04. Validity of Documents. This Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     6.05. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company, North Atlantic Trading, or NTFC, or any of the assets or properties of any of them, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to any of the Company, North Atlantic Trading, or NTFC, would have a material, adverse effect on the financial condition or business of the Company, except as disclosed to Lancaster.

     6.06. Solvency. The Company now (i) has capital sufficient to carry on its business and transactions as now conducted and all business and transactions in which it currently plans to engage, (ii) is solvent and able to pay its debts as they mature, and (iii) owns property having a value, both at fair valuation and at present fair saleable value within the meaning of applicable bankruptcy and fraudulent conveyance laws, greater than the amount required to pay the Company's Indebtedness (as defined in the Second Amended Lancaster Agreement).

     6.07. Disclosure. Neither the Company's financial statements for the years ended December 31, 1994, 1995, or 1996 heretofore provided to Lancaster nor any other information furnished to Lancaster by the Company in connection with this Agreement, the 1997 Recapitalization, or the Zig Zag(R) Acquisition contains any misstatement of a material fact or is untrue in any material respect.

     6.08. No Default. No Default or Event of Default exists as of the date of Closing or will exist as of the date of any purchase of Tobacco by Lancaster.

                                   ARTICLE VII

                             COVENANTS OF LANCASTER

     Lancaster covenants and agrees with the Company as follows:

     7.01. Confidentiality. Lancaster shall, in accordance with its customary procedures for handling confidential information, use its best efforts to ensure that all written or oral specifications or requirements, all financial information, and all confidential information furnished to Lancaster by the Company or any Company Affiliates that is not in the public domain shall not be published or disclosed to Persons (including other customers of Lancaster) outside Lancaster's manufacturing division, or to Lancaster's employees or employees of Lancaster's Affiliates, other than those who need to know such information in order to fulfill Lancaster's obligations to the Company, without the Company's prior written consent.


     7.02. Lancaster's Employees. Lancaster will be responsible at all times for the insurance, pay and benefits of Lancaster's employees, including worker's compensation insurance.

     7.03. Access to Premises. Lancaster will permit the Company's representatives upon any of Lancaster's facilities engaged in the processing of Tobacco for the Company or any

Company Affiliate during normal business hours for the purposes of either inspecting Tobacco owned by the Company or any Company Affiliate, or observing the production of Processed Tobacco for the Company and its Affiliates, and/or determining the specifications or requirements appropriate to the type of leaf tobacco and leaf tobacco stems delivered to Lancaster for processing. Notwithstanding the foregoing, Lancaster reserves the right to refuse access to its premises at any time in which it is engaged in the processing of Tobacco for other customers.

     7.04. Insurance. As provided in Section 2.05, so long as requested to do so by the Company Lancaster will at its initial expense insure (subject to deductibles and other terms and conditions of any applicable policy of insurance from time to time in effect) all Tobacco from time to time purchased by Lancaster for the Company or any Company Affiliate until the Tobacco is shipped to the Company or Company Affiliate F.O.B. Lancaster, at which time the obligation to insure the Tobacco becomes that of the Company. Any insurance maintained or provided by Lancaster covering Tobacco purchased for or owned by the Company or any Company Affiliate shall be in amounts, with such deductibles, and upon the same terms and conditions as Lancaster insures its own Tobacco. In the event of insured loss or damage to the Company's or any Company's Affiliaates' Tobacco, Lancaster shall make available to the Company the proceeds of any insurance received by Lancaster covering the Company's or Company's Affiliates' Tobacco. Lancaster shall not be obligated under any circumstances to replace any Tobacco that is destroyed or damaged by casualty; and Company for itself and each Company Affiliate acknowledges that it will look solely to insurance proceeds as its only remedy for Tobacco destroyed or damaged by casualty. The deductible under Lancaster's current policies insuring Tobacco is $10,000, but Lancaster reserves the right from time to time to amend its insurance policies and deductibles. If Lancaster materially changes its deductibles, it will provide thirty (30) days advance notice thereof to the Company.

     7.05. Tobacco Storage. Storage of Tobacco in Lancaster's facilities does and will conform to Industry standards, and Lancaster will handle the Tobacco in its storage with the same care and skill as Lancaster uses with respect to Tobacco owned by Lancaster and Lancaster's other customers.

     7.06. Tobacco Purchasing and Processing. Lancaster will (i) purchase Tobacco for the Company and Company Affiliates with the same care and skill as Lancaster uses in purchasing Tobacco to meet other customers' requirements, and

(ii) process the Tobacco in accordance with Industry standards.

                                  ARTICLE VIII

                              COVENANTS OF COMPANY

     The Company covenants and agrees with Lancaster as follows:

     8.01. Financial Information. The Company will provide to Lancaster in a timely manner copies of its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

     8.02. Existence. The Company will preserve and maintain the existence, rights, franchises and privileges of the Company in the jurisdiction of its formation and in each jurisdiction in which the nature and character of its properties and activities makes such qualification necessary, and where the failure to maintain such existence, rights, franchises and privileges would have a material adverse effect on the business and properties of the Company; provided, however, that nothing herein contained shall be deemed to limit the Company's right to convert from a limited partnership to a corporation by merger or otherwise.

     8.03. Insurance. The Company shall have no obligation to insure any of its or any Company Affiliates' Tobacco in the custody of Lancaster. However, Lancaster shall have no liability for any loss or damage to the Company's or any Company Affiliates' Tobacco at any time the Tobacco is not insured by Lancaster, unless such loss or damage is caused by Lancaster's negligence.

     8.04. Notice of Default or Change of Condition. The Company will, promptly upon discovery, notify Lancaster of any Default or any event of default under this Agreement and amendments hereof, and will promptly notify Lancaster of any material adverse change in the Company's financial condition.

     8.05. Additional Documents. The Company will execute and deliver and cause to be executed and delivered such documents or instruments as Lancaster may from time to time reasonably request in order to carry out the intent of this Agreement.

                                   ARTICLE IX

                                     DEFAULT

     9.01. Events of Default. If any one or more of the following events (individually, an "Event of Default" and collectively, the "Events of Default") shall occur:

     (a) default shall be made in the obligation of the Company or any Company Affiliate to pay when due any invoiced charge or other costs of or related to purchasing, processing, handling, insuring, or otherwise dealing with Tobacco as set forth in and required by this Agreement;

     (b) the Company or any Company Affiliate shall default in the performance or observance of any of its obligations under this Agreement (other than those referred to in Section 9.01(a)), and such default shall continue unremedied for a period of twenty (20) days after notice thereof to the Company by Lancaster;

     (c) the Company or North Atlantic Trading shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;

     (d) an involuntary case or other proceeding shall be commenced against the Company or North Atlantic Trading seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee of any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days;

     (e) this Agreement, in whole or in part, after delivery thereof, shall for any reason cease to be a valid and binding obligation upon the Company or any Company Affiliate, in whole or in part;

then, upon the happening of any one or more of the foregoing Events of Default, Lancaster may, at its option, by providing notice to the Company, do any one or more of the following: (i) declare all sums or obligations payable by the Company under this Agreement or under any invoice or document to be immediately due and payable; (ii) immediately terminate this Agreement and Lancaster's obligations hereunder and require the Company to immediately pay the Purchase Price and Termination Fee; (iii) terminate Lancaster's obligations to purchase Tobacco and to process Tobacco subsequently acquired by the Company or any Company Affiliate, but continue to process the Tobacco in Lancaster's possession as of the date of termination, in accordance with the provisions of Section 3.01(e); or (iv) exercise any other remedy, either alone or in conjunction with one or more of the foregoing remedies, as are available to Lancaster pursuant to other provisions of this Agreement, at law, in equity, or otherwise, as Lancaster may elect in its sole discretion from time to time. The Company expressly waives any presentment, demand, protest or other notice of any kind.

     9.02. Waivers. Failure or delay of Lancaster to exercise any of the remedies provided in this Agreement or otherwise available shall not constitute a waiver thereof by Lancaster, nor shall use of one or more of any such remedies from time to time prevent the subsequent or concurrent resort to any other remedy or remedies which shall be vested in Lancaster by this Agreement or at law or in equity. To be effective, any waiver by Lancaster must be in writing, and such waiver shall be limited in its effect to the condition or default specified therein, and no such waiver shall extend to any subsequent condition or default or impair any right consequent thereon.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.01. Force Majeure. Neither Lancaster nor the Company nor any Company Affiliate shall be responsible for any delay or failure of performance under this Agreement which is caused, in whole or in part, by any act, event or condition beyond the reasonable control of Lancaster or the Company or such Company Affiliate, including, as an illustration and not a limitation: fire; acts of God; adverse weather; unavailability or shortage of fuel, utilities, raw materials, equipment, means of repair, labor, contractors, carriers or means of transportation; war; civil strife; governmental proclamation or regulation; accidents; break-down of machinery; strike, lockout, boycott, or other interruption of or disruption from labor (regardless of whether demands by labor are within the power of Lancaster or the Company or such Company Affiliate to grant); injunction, administrative regulation, compliance with the requirements of law or governmental agencies, and the like; provided, however, that the parties so affected shall (i) take reasonable steps to avoid or remove such action, event or condition causing nonperformance and to resume performance with reasonable dispatch as soon as such action, event or condition is removed, and (ii) give notice promptly to the other party as soon as such action, event or condition causing non-performance is discovered, including an estimate of the period thereof. With respect to Lancaster's obligation to purchase Tobacco pursuant to Section 2.01, the Company acknowledges that market conditions may be such from time to time as to render it impossible, as a practicable matter, for Lancaster to perform, and in such event Lancaster will notify the Company and keep the Company fully apprised of market conditions. To the extent that any of the events or conditions covered by this Section 10.01 occur, and as a result Lancaster is delayed in purchasing Tobacco or processing tobacco, thereby causing the normal cycle of purchasing

Tobacco and processing tobacco for the Company or any Company Affiliate to be extended, the Company and its Affiliates may, if Lancaster is unable to find alternative means to meet its processing obligations under Section 3.01 and such failure is likely to continue for more than thirty (30) days and will have a material, adverse effect on the Company or any Company Affiliate, after ten (10) days' prior written notice to Lancaster to such effect, find and utilize alternative processing sources until Lancaster is again able to meet its processing obligations under this Agreement and so notifies the Company. Nothing contained in this Section 10.01 shall constitute an extension of time for payment with respect to any purchased Tobacco or Processed Tobacco delivered to or for the Company or its Affiliates.

     10.02. Entire Agreement. This Agreement and the Schedules and Exhibits (if any) attached to this Agreement set forth the entire agreement of the parties, and supersede any prior writings or agreements. This Agreement may be amended only in conformity with the provisions of this Agreement.

     10.03. Notices, Etc. All notices, requests, demands, directions and other communications provided for in this Agreement shall be in writing (including telegraphic communication) and shall be sufficiently and satisfactorily given if the same are mailed, postage prepaid, by certified or registered mail, return receipt requested, or delivered by hand, or delivered by private courier, fee prepaid, or delivered by facsimile transmission with positive confirmation of receipt, to the applicable party at the address indicated below:

     If to the Company or any Company Affiliate:

            National Tobacco Company, L.P.
            257 Park Avenue South, 7th Floor
            New York, NY  10010
            Attn: Thomas F. Helms, Jr., President
            FAX No. (212) 253-8296

     with a copy to:

            Jeffrey S. Hay, Esquire
            Fennebresque, Clark, Swindell & Hay
            Nations Bank Corporate Center, Suite 2900
            100 North Tryon Street
            Charlotte, NC  28202-4011
            FAX No. (704) 347-3838

     If to Lancaster:

            Lancaster Leaf Tobacco Company of
            Pennsylvania, Inc.
            198 West Liberty Street

            P.O. Box 897
            Lancaster, Pennsylvania 17603
            Attention: Claude G. Martin, President
            FAX No. (717) 394-4479

     with a copy to:

            Andrew F. Lucarelli, Esquire
            Hartman Underhill & Brubaker
            221 East Chestnut Street
            Lancaster, PA     17602
            FAX No. (717) 299-3160

or at such other address as shall be designated by a Person in accordance with this Section 10.03. All such notices, requests, demands, directions and other communications shall be effective when personally delivered or faxed, upon actual delivery; or when delivered by private courier or telegraphed, shall be effective one (1) Business Day after being delivered to the courier or telegraph company; or when mailed by certified or registered mail, shall be effective three (3) Business Days after being deposited in the mails.

     10.04. Applicable Law. This Agreement and the rights and obligations of the parties hereunder, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to Pennsylvania's laws of conflict of laws.

     10.05. Consent to Jurisdiction and Waiver of Service.

     (a) THE COMPANY HEREBY CONSENTS AND AGREES THAT THE COURT OF COMMON PLEAS OF LANCASTER COUNTY, PENNSYLVANIA, OR, AT LANCASTER'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA, SHALL HAVE EXCLUSIVE JURISDICTION AND VENUE IN ANY LAWSUIT OR ACTION PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT.

     (b) The Company hereby waives personal service of the Writ, Complaint, and other process issued in any action or suit and agrees that service of such Writ, Complaint and other process may be made by registered or certified mail, or by private courier addressed to the Company at the address set forth in this Agreement. Nothing in this Agreement shall be deemed or operate to affect the right of Lancaster to serve legal process in any other manner permitted by law, or to preclude the enforcement by Lancaster of any claim, or any judgment or order obtained in such forum, or the taking of any action under this Agreement to enforce same, in any other appropriate forum or jurisdiction.

     10.06. Product Liability and Indemnity. The Company shall indemnify and hold harmless Lancaster and its Affiliates, and their employees, officers and directors, from and against liability (including punitive damages) and costs

(including reasonable attorneys' fees) arising out of a claim or claims for personal injury, illness, disease or death caused by, or alleged to have been caused by, the purchase or use of chewing tobacco or other tobacco products or components of tobacco products manufactured and sold by the Company (a "Claim"), except that this indemnity shall not apply to any Claim to the extent caused by or arising out of the negligence or intentional misconduct of Lancaster or its Affiliates or any of their employees, officers, directors, contractors or agents. The Company's indemnity obligation as stated herein shall be conditioned on (1) Lancaster providing reasonable notice of the assertion or initiation of any Claim for which it asserts a right of indemnity hereunder (2) Lancaster granting to the Company the right to direct and provide (through counsel selected by the Company) the defense of any such Claim, and (3) Lancaster's reasonable cooperation in the preparation and presentation of such defense, which cooperation shall include cooperating in discovery and providing reasonable access to and the testimony of Lancaster officers, directors, employees, contractors and agents who may be witnesses or potential witnesses. Prior to the settlement, release or other disposition of any such Claim ("Disposition"), the Company shall provide written notice to Lancaster of the terms and conditions of the proposed Disposition, but Lancaster shall have absolute discretion in whether to accept or reject any proposed Disposition to the extent such Disposition would affect a Claim as to which Lancaster asserts a right to indemnity hereunder. The Company shall have no indemnity obligation hereunder with respect to any Claim that Lancaster shall settle or otherwise compromise, in whole or in part, without the prior written consent of the Company. This indemnity shall survive the termination of this Agreement for any reason whatsoever.

     10.07. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     10.08. Binding Effect; Assignment. This Agreement shall bind and inure to the benefit of the Company and Lancaster, and their respective successors and assigns, except that neither the Company nor Lancaster shall have the right to assign any of its rights hereunder or any interest herein without the written consent of the other party, which consent may be arbitrarily re fused. No Person not a party to this Agreement is intended to be benefitted hereby or shall have any rights hereunder. Notwith standing the foregoing, the Company may assign as collateral security its rights under this Agreement to its senior secured note holders and lenders; provided, however, that except as expressly provided otherwise in any agreement that may be subsequently entered into between or among Lancaster and any of the Company's senior secured note holders or lenders, Lancaster shall have no obligation to such note holders or lenders under this Agreement unless and until such note holders or lenders shall have agreed to assume the obligations of the Company under this Agreement.



     10.09. Severability of Provisions, Etc. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this

Agreement or the validity or enforceability of such provision in any other jurisdiction.

     10.10. Captions. Article and Section captions in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     10.11. Recovery of Expenses After Default. If Lancaster or the Company defaults in the performance of the obligations under this Agreement, and the other sues to enforce the provisions of this Agreement, or to cure the default, or for damages, the prevailing party shall be entitled to recover its costs incurred in such proceeding, including reasonable attorney's fees.

     10.12. Lancaster Expenses. The Company will pay to Lancaster at Closing, and from time to time upon demand of Lancaster thereafter, all reasonable expenses incurred by Lancaster (including legal fees and expenses) with respect to (a) advice concerning, or actions taken in connection with, the terms, conditions and requirements of this Agreement and any matters relating to the Company, and (b) the enforcement of this Agreement, including without limitation all reasonable costs and expenses of Lancaster (including attorneys' fees and expenses) in any bankruptcy proceedings.

     10.13. Rules of Construction. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "herein", "hereof", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Schedules and Ex hibits hereto, as the same may from time to time be amended or supplemented and not to any subdivision contained in this Agree ment. The word "including" when used herein means "including, without limitation", is intended to be construed in the widest possible context, and is not intended to be exclusive notwithstanding any contrary rule of statutory interpretation. References herein to a Section, subsection, clause, Schedule or Exhibit shall refer to the appropriate Section, subsection, clause, Schedule or
Exhibit in or to this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company and Lancaster together with NTC Holding as guarantor, have caused this Agreement to be duly and properly executed as of the 25th day of June, 1997.


                                            NATIONAL TOBACCO COMPANY, L.P.,
                                            a Delaware limited partnership,
                                            by its authorized General Partner,
                                            NATIONAL TOBACCO FINANCE
                                            CORPORATION


                                            By:  /s/ Thomas F. Helms, Jr.
                                                 -------------------------------
                                                 Thomas F. Helms, Jr., President
                                                 its authorized officer


                       [Signatures continued on next page]
                                            LANCASTER LEAF TOBACCO
                                            COMPANY OF PENNSYLVANIA, INC.


                                            By:  /s/ William E. Powell
                                                 -------------------------------
                                                 William E. Powell,
                                                 Executive Vice President
                                                 its authorized officer



For purposes of guarantying and becoming surety to Lancaster for the payment and performance of the obligations of the Company and each Company Affiliate pursuant to the terms of this Agreement.

                                            NORTH ATLANTIC TRADING
                                            ACQUISITION COMPANY, INC.,
                                            to be renamed NORTH
                                            ATLANTIC TRADING COMPANY,
                                            INC.


                                            By:  /s/ Thomas F. Helms, Jr.
                                                 -------------------------------
                                                 Thomas F. Helms, Jr., President
                                                 its authorized officer